EXHIBIT NO. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-104099 and 333-155380 of Kimberly-Clark Corporation on Form S-8 of our report dated September 9, 2015 relating to the financial statements of Kimberly Clark-Corporation 401(k) and Retirement Contribution Plan, appearing in this Annual Report on Form 11-K of the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan for the period from January 1, 2015 to March 20, 2015 (Date of Merger).

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
September 9, 2015